                                                                    EXHIBIT 10-B


                                    SUMMARY*
                                       OF
                             AMSOUTH BANCORPORATION
                     SUPPLEMENTAL LONG TERM DISABILITY PLAN


OBJECTIVE: The objective of this plan is to help close the gap in disability insurance coverage for employees who receive incentive compensation above a certain level by providing 60% income replacement for incentive earnings in addition to the 60% income replacement for base salary earnings provided by the AmSouth Bancorporation Group Long Term Disability Plan.

ELIGIBILITY: To become eligible in a given current year for coverage to become effective on January 1 of the following year, an employee must meet the following requirements:

 .  Have gross earning of $50,000 or higher in the preceding year;
 .  Be a participant in a formal incentive plan in the preceding year earning a minimum of $6,000 in incentive pay; and
 .  Be a participant in a formal incentive plan in the current year.

COST: Premiums for participants who are Division Heads or Area Executives and above will be paid by AmSouth and imputed as income to each participant. All other participants will pay one half of the premium through payroll deduction and AmSouth will pay the other half of the premium. The AmSouth paid portion will be imputed as income to the participants.

* There is no formal plan document